Exhibit 99.1

NEWS RELEASE

Teradata Announces Executive Appointments

Mark Culhane appointed Chief Financial Officer, succeeding Stephen Scheppmann

Eric Tom appointed Chief Revenue Officer

ATLANTA – November 2, 2017 – Teradata (NYSE: TDC), the leading data and analytics company, today announced that its Board of Directors has appointed Mark Culhane Executive Vice President, Chief Financial Officer and principal accounting officer, effective November 10, 2017. Mr. Culhane succeeds Stephen Scheppmann, who is stepping down as the Company’s Chief Financial Officer and principal accounting officer for health reasons following the filing of the Company’s third quarter Form 10-Q. Following Mr. Culhane’s appointment, Mr. Scheppmann will be on medical leave under the Company’s short-term disability plan and has agreed to assist with the transition of his responsibilities.

Mr. Culhane is an experienced leader who has served as the Chief Financial Officer (CFO) of several transformative, cloud-based software companies. He has scaled and shaped organizations to support and sustain rapid growth, and has led and managed numerous financings via IPOs, venture capital, debt and follow-on offerings, and has directed and driven strategic acquisitions.

Teradata also announced today the appointment of Eric Tom to the newly created position of Executive Vice President and Chief Revenue Officer, effective November 6, 2017. In this new role, Mr. Tom will lead Teradata’s global go-to-market strategy and execution.

Mr. Tom is a global business executive with experience leading multiple functional areas across several industries. He has a strong track-record of spearheading sales growth and workforce transformation, as well as enhancing the efficiency of enterprise sales and business development. Mr. Tom has extensive experience driving change within an organization to achieve the next level of business performance, utilizing culture change, sustainable processes and disciplined sales management tools.

“We are thrilled to welcome Mark and Eric, two successful and transformational leaders with track records of guiding organizations through change and driving growth,” said Vic Lund, President and Chief Executive Officer. “Mark is a strategic, results-oriented technology executive with strong financial and analytical skills that will help us continue to execute our strategy and win. Eric is a seasoned operating executive with a global perspective, and is ideally suited to ensure Teradata is prioritizing accounts and investments around the world with one, comprehensive go-to-market strategy. We welcome Mark and Eric to the Teradata team, and look forward to benefiting from their valuable experiences and perspectives.”

“I am pleased to join Teradata during this important stage in the Company’s evolution,” said Mr. Culhane. “Teradata has significant momentum, and I look forward to working alongside Vic and the management team to accelerate the execution of Teradata’s strategy and drive greater value for Teradata’s shareholders.”

“It is clearly a transformational time at Teradata, and I am eager to quickly get to work with Teradata’s seasoned leadership team to create an even stronger global go-to-market approach and execution,” said Mr. Tom. “I am enthusiastic about the progress that the Company has made, and look forward to helping Teradata drive customer outcomes and return Teradata to meaningful revenue growth.”

“I would like to thank Steve for his many years of service and financial leadership, as well as for agreeing to assist during this transition period,” said Vic Lund. “On behalf of the Teradata team, and personally, we wish Steve all the best as he focuses on his health and spending additional time with his family.”

About Mark Culhane

Mr. Culhane serves on the Board of Directors of UserZoom and CallidusCloud, where he is Chair of the Audit Committee. Since 2016, Mr. Culhane has run Culhane Advisory Services, which counsels management teams at venture and private equity-backed cloud software companies on financial strategies, financial reporting, go-to-market strategies, and supporting and scaling growth.

From 2012 to 2016, Mr. Culhane was SVP & CFO at Lithium Technologies, a leading cloud software customer engagement platform company, where he was responsible for worldwide financial and administrative functions. During his tenure, Mr. Culhane drove and refined the company’s SaaS business model, and built the teams and implemented systems and controls infrastructure to support and sustain rapid growth. From 2001 to 2012, he was EVP & CFO of DemandTec, where he was responsible for worldwide business development, strategy and financial and administrative functions. He also established DemandTec’s SaaS business model and its international operations to support global expansion, and led the strategic sale of the company to IBM.

Previously, Mr. Culhane held CFO positions at iManage and SciClone Pharmaceuticals, and worked in the audit practice of Price Waterhouse. Mr. Culhane received a BS from the University of South Dakota and holds a CPA certificate from the State of California.

About Eric Tom

Mr. Tom currently serves as a strategic advisor for several start-up software companies, including iHealthHome, Eagle Technology and Soli, providing guidance on critical business functions of enterprise go-to-market planning and strategy, as well as business model and product development.

Most recently, Mr. Tom was Executive Vice President, Global Sales at International Game Technology, where he was the leader of global sales, global service, enterprise marketing and business development. He was responsible for all enterprise revenue and was a member of the leadership team driving business and product direction and culture transformation. Notably, Mr. Tom helped transform the sales environment to a cohesive, results-oriented, disciplined solution- focused team that drove substantial revenue growth.

Previously, Mr. Tom served as Vice President, Corporate and Business Development at Force10 Networks, where he developed several strategic distribution channels and built and grew its regional VAR program. Mr. Tom has also held various leadership positions at Broadband Interactive TV, where he was Chief Executive Officer, Qwest Communications, and Sprint. Mr. Tom received a BBA in Accounting from the University of Hawaii and an MBA in corporate finance from University of California, Berkeley.

About Teradata

Teradata helps companies achieve high-impact business outcomes. With a portfolio of business analytics solutions, architecture consulting, and industry leading big data and analytics technology, Teradata unleashes the potential of great companies. Visit teradata.com.

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